PRESS RELEASE

Pilot Therapeutics Holdings, Inc. Files Form 15 to Deregister its Common Stock with the Securities and Exchange Commission

Pilot Therapeutics Holdings, Inc. ("Pilot") today filed a Form 15 with the Securities and Exchange Commission to deregister its common stock and suspend its reporting obligations under the Securities Exchange Act of 1934. Pilot expects the deregistration to become effective within 90 days of the filing with the SEC.

As a result of the filing of the Form 15, Pilot’s obligation to file Forms 10-K, 10-Q, and 8-K and certain other reports and forms with the SEC will immediately cease. It is not anticipated that the formal deregistration of the common stock of Pilot will have a material impact on the manner in which Pilot’s common stock is currently traded.

Pilot’s board of directors believes the advantages of deregistering as a public company far outweigh any disadvantages. Factors that weigh in favor of Pilot deregistering include the following:

•	the costs associated with the preparation and filing of periodic reports with the SEC;

•	the anticipated increase in reporting and compliance costs associated with the Sarbanes-Oxley Act of 2002 and regulations promulgated thereunder; and

•	the limited nature and extent of the trading in Pilot’s common stock.

In addition to the significant time and cost savings resulting from deregistration, this action will allow Pilot’s management to focus its attention and resources on Pilot’s reemergence and efforts to build long-term company value.

Contact Information:

Pilot Therapeutics Holdings, Inc.; Scott Derks, President, sderks@pilottherapeutics.com.